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                                                                    EXHIBIT 21.1

OMNI Energy Services Corp's Subsidiaries


         OMNI Energy Services Corp
         Trussco, Inc.
         Trussco Properties, L.L.C.
         American Helicopters Inc.
         OMNI Energy Seismic Services Corp
         OMNI Offshore Aviation Corp
         OMNI Seismic Aviation Corp
         OMNI Properties Corp.
         OMNI Energy Services Corp. - Mexico
         OMNI Energia Mexicana
         OMNI International Energy Services
         American Aviation L.L.C.
         OMNI Energy Services - Alaska, Inc.
         Hamilton Drill Tech, Inc.
         Gulf Coast Resources, Inc.